News Release

Mattson Technology Contact Ludger Viefhues Mattson Technology, Inc. tel 510-492-5954 fax 510-492-5963 ludger.viefhues@mattson.com

MATTSON TECHNOLOGY, INC REVISES 2006 THIRD QUARTER GUIDANCE

FREMONT, Calif. - October 16, 2006 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced updated guidance for the third quarter of 2006.

Based on preliminary information, revenue for the third quarter ending October 1, 2006 is expected to be approximately $76 million, exceeding previous guidance of between $65 million and $69 million. New order bookings for the third quarter are also stronger than previously anticipated, approximately $82 million, versus previous guidance of $72 million and $79 million. Gross margins, however, are expected to be approximately 35 percent, below the previous guidance of approximately 40 percent. Earnings per diluted share are expected to remain flat compared with the second quarter of 2006.

The company cited several factors for the decline in gross margin percent versus previous guidance:

  Unexpected in-quarter demand for immediate shipments of Aspen III and other legacy strip products during the third quarter, which reduced gross margin for the quarter by approximately 1 to 2 points.
  An increase in cost of goods for those products of about 2 percent, which resulted in another 0.7-point reduction to the gross margin.
  An increase in revenue for the third quarter of about $10 million over previous guidance, which resulted in SAB 101 rules on deferrals impacting gross margin in the quarter by approximately 1.4 points.
  A periodic updating of warranty costs, resulting in approximately another 1 point off the margin.

"The aggressive demand for DRAM memory has delayed the opportunity for our customers to transition from our older Aspen III strip system to the state-of-the art Suprema™ product, which offers greater performance capabilities and manufacturing efficiencies," said David L. Dutton, chief executive officer for Mattson Technology. "This quarter highlighted our customers' needs for immediate installation of production-proven equipment, but we anticipate that by the start of 2007 we will begin to see positive effects of the transition to Suprema."

"We anticipate that gross margins should improve in the fourth quarter by approximately 2 margin points, and then by an additional 4 to 6 points during the first quarter of 2007," concluded Dutton.

The company will hold a conference call to discuss this announcement on Monday, October 16, 2006 beginning at 6:00 a.m. Pacific Time/9:00 a.m. Eastern Time. The call will be available to all interested listeners via an audio webcast that can be accessed through Mattson's website www.mattson.com under the Investors section or by dialing 866-356-3095. Participants calling into the conference will be requested to provide a passcode: 76502047. A replay of the conference call will be available on Mattson's website for one week following the live broadcast.

The company will release third quarter earnings after the market close on Wednesday, October 25, 2006. The company will hold a conference call on Wednesday, October 25, 2006 beginning at 2:30 p.m. Pacific Time/5:30 p.m. Eastern Time. The call will be available to all interested listeners via an audio webcast that can be accessed through Mattson's website www.mattson.com under the Investors section. A replay of the conference call will be available on Mattson's website for one week following the live broadcast.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company's future prospects, including, but not limited to: anticipated market share, bookings, revenue and margins, and expectations for spending and profitability in future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company's products; customer acceptance of delivered products and the company's ability to collect amounts due upon shipment and upon acceptance; the company's ability to timely manufacture, deliver and support ordered products; the company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company's competitors; the company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for this quarter are preliminary and subject to adjustment. The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

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